Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Fiona Abolade

VCampus Corporation

(703) 654-7221

fabolade@vcampus.com

VCAMPUS ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Select Partner™ revenue grows by 57% from the first quarter of 2005

RESTON, VA, August 4, 2005 - VCampus Corporation (NASDAQ: VCMP), a provider of comprehensive e-Learning publishing and hosting services to corporations, government agencies, professional associations and credentialing organizations, today announced its financial results for the second quarter and six-month period ended June 30, 2005.

Highlights:

•                  Select Partner revenues grew by 57% over the first quarter of 2005

•                  Select Partner revenues as a percent of total revenues grew from 11% in the first quarter of 2005 to 17% in the second quarter of 2005

•                  The company released two new certification preparation courses in the quarter

•                  The company signed one new Select Partner in the quarter

•                  The company reduced operating and capital expenditures by 22% relative to the first quarter of 2005

The company reported revenue of $1,093,089 compared to revenue of $1,128,582 in the first quarter of 2005 and $1,464,944 in the same period a year earlier. These total revenue amounts include online tuition revenue of $1,029,061 compared to $1,023,095 in the first quarter of 2005 and $1,395,653 in the same period a year earlier.

During the second quarter, the company recorded a non-cash charge of approximately $203,000, which represents amortization of debt discount and deferred debt offering costs related to the issuance of $3,649,625 (June 30, 2005 principal amount $1,781,511) of convertible promissory notes in March 2004. Corresponding charges in the first quarter of 2005 and second quarter of 2004 were approximately $447,000 and $1,500,000, respectively.  Including these non-cash charges, VCampus reported a net loss in the second quarter of $1,456,104, or $0.15 per share, compared to a net loss of $1,902,673, or $0.22 per share for the first quarter of 2005 and $2,297,861 or $0.34 per share in the same period a year earlier.

For the six months ended June 30, 2005, the company reported revenue of $2,221,671, compared to $2,958,996 for the same period in 2004. Online tuition revenue for the six months ended June 30, 2005 was $2,052,156 compared to $2,805,156 for the first six months of 2004. The operating losses for the six months ended June 30, 2005 and 2004 were $2,652,456 and $1,648,423, respectively. Including approximately $650,000 and $1,500,000 of non-cash debt discount and deferred debt offering costs amortization for the 2005 and 2004 periods, respectively VCampus reported a net loss of $3,358,777 ($0.37 per share) for the first six months of 2005, compared to a net loss of $3,087,066 ($0.51 per share) for the same period in 2004.

The company ended the quarter with $1.76 million in cash compared to $2.63 million at the end of 2004.

Second quarter revenues from Select Partner courses, primarily consisting of the previously released information security courses offered in preparation for the (ISC)2 CISSP® and SSCP® exams as well as the Project Management Professional (PMP®) Certification preparation course, increased by 50% from the first quarter of 2005. In addition, during the second quarter the company continued the rollout of the following new Select Partner courses:

•                  Federal Knowledge Module Preparation (for the National Contract Management Association) - This course targets over 180,000 professionals from both corporations and the government.

•                  Certified in Homeland Security – Level IV - Incident Command Management and Terrorism (for the American College of Forensic Examiners International) - This course targets a diverse group of professionals including law enforcement and security experts, firefighters and other first responders, physicians, nurses, paramedics, emergency medical technicians, dentists, psychiatrists, psychologists, counselors, social workers and crisis interveners. The Certified in Homeland Security (CHS) program has at the core of its membership some of the world’s leading professionals who have significant experience with and links to homeland security.

“We are making significant progress growing high margin revenues from Select Partner course revenue this quarter and are busy releasing new courses to continue the trend in the coming quarters,” said Nat Kannan Chairman and CEO of VCampus Corporation.

“We are continuing to invest in new courseware development under the Select Partner program and currently implementing programs designed to accelerate revenues by opening the global market by enhancing our eCommerce platform for international currency and VAT support and by adding a powerful new assessment module for testing,” continued Kannan.

“We benefited from continued expense management in the second quarter, reducing our operating and capital expenditures by 22% from the first quarter of 2005,” said Christopher Nelson, Chief Financial Officer of VCampus Corporation. “Cash saved in these areas enables us to put more resources into Select Partner courseware development, thus fueling the potential for continued growth in revenues in that high-margin area.”

Conference Call and Webcast

Mr. Kannan and Mr. Nelson will hold a conference call to discuss the second quarter financial results and business outlook. The call is scheduled for 4:30 PM Eastern Time today. Interested parties may participate by dialing (866) 770-7120. International callers may dial (617) 213-8065. Please enter the passcode 78036181.

This call is also being webcast by Thomson/CCBN and can be accessed at the VCampus web site at www.vcampus.com.  The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors.  Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the call will be available via telephone from approximately 6:30 PM Eastern Time on August 4, 2005 until 6:30 PM Eastern Time on August 10, 2005. To listen to the replay, participants in the U.S. and Canada should dial (888) 286-8010, and international participants should dial (617) 801-6888. The conference ID for the replay is 88975096.

About VCampus®

VCampus Corporation (NASDAQ: VCMP), a provider of comprehensive e-Learning services, helps organizations that offer professional certifications and credentials unlock the value of their traditional branded course content.  Through its innovative Select Partner™ Program, VCampus repurposes value-added training content for online delivery to enhance and support professional development programs.  The Select Partner Program provides custom course development, publishing, hosting, e-commerce, reporting, account support and marketing services. With over a decade of e-Learning experience, VCampus has delivered 3.0 million courses to 950,000 desktops/users in associations, non-profits, corporations, government agencies and higher education institutions. VCampus distributes a courseware library of more than 3,400 web-based courses. VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” is a registered trademark and “Select Partner” is a trademark of VCampus Corporation.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion or scheduled product launch dates are forward-looking, and words such as “anticipates,” “believes,” “could,” “estimate,” “designed to,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) uncertainties regarding the successful implementation of our Select Partner Program or the timely release of products; (4) growing competition; and (5) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of ‘‘Risk and Uncertainties’’ in our Annual Report on Form 10-K for the year ended December 31, 2004 and other SEC filings.

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VCampus Corporation

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2004	2005	2005	2004	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Online tuition revenues	$1,395,653	$1,023,095	$1,029,061	$2,805,156	$2,052,156
Development and other revenues	52,336	105,487	64,028	105,950	169,515
Other service revenues	16,955	—	—	47,890	—
Net revenues	1,464,944	1,128,582	1,093,089	2,958,996	2,221,671
Costs and expenses:
Cost of revenues	361,810	459,468	390,094	726,613	849,562
Sales and marketing	362,430	518,409	405,745	949,332	924,154
Product development and operations	804,783	712,732	696,697	1,385,034	1,409,429
General and administrative	451,688	442,570	391,881	897,865	834,451
Depreciation and amortization	337,665	368,626	413,411	586,599	782,037
Stock-based compensation	32,498	48,995	25,499	61,976	74,494
Total costs and expenses	2,350,874	2,550,800	2,323,327	4,607,419	4,874,127
Loss from operations	(885,930)	(1,422,218)	(1,230,238)	(1,648,423)	(2,652,456)
Other income	173,899	—	—	173,899	—
Interest expense and amortization of debt discount and debt offering costs, net	(1,585,830)	(480,455)	(225,866)	(1,612,542)	(706,321)
Net loss attributable to common stockholders	$(2,297,861)	$(1,902,673)	$(1,456,104)	(3,087,066)	$(3,358,777)
Net loss per share to common stockholders, basic and diluted	$(0.34)	$(0.22)	$(0.15)	$(0.51)	$(0.37)
Weighted average number of shares outstanding, basic and diluted	6,761,850	8,518,708	9,423,537	6,017,219	8,973,622

VCampus Corporation

Consolidated Balance Sheets

	December 31,	June 30,
	2004	2005
		(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$2,632,504	$1,762,748
Accounts receivable, net	283,101	377,925
Loans receivable from related parties	49,783	32,811
Prepaid expenses and other current assets	665,663	256,412
Total current assets	3,631,051	2,429,896
Property and equipment, net	523,662	440,469
Capitalized software costs and courseware development costs, net	1,826,745	1,605,614
Other assets	418,684	288,003
Other intangible assets, net	390,502	312,380
Goodwill, net	328,317	328,317
Total assets	$7,118,961	$5,404,679

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$575,183	$923,169
Accrued expenses	318,478	503,427
Notes payable — current portion	66,207	180,890
Deferred revenues	851,118	324,705
Total current liabilities	1,810,986	1,932,191

Long-term liabilities
Notes payable — less discount and current portion	463,446	542,672
Total liabilities	2,274,432	2,474,863

Commitments and contingencies	—	—

Stockholders’ equity:
Common Stock	84,611	94,352
Additional paid-in capital	101,732,238	103,166,561
Accumulated deficit	(96,972,320)	(100,331,097)
Total stockholders’ equity	4,844,529	2,929,816
Total liabilities and stockholders’ equity	$7,118,961	$5,404,679